Exhibit (a)(1)(F)

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (this “Agreement”) is made and entered into as of this 19th day of July, 2010 (the “Effective Date”), by and between Refco Public Commodity Pool, L.P., a Delaware limited partnership (the “Fund”), and Contrarian Funds, L.L.C., a Delaware limited liability company (“Contrarian”).  The Fund and Contrarian are collectively referred to herein as the “Parties.”

WHEREAS, RCP TenderCo LLC, a Delaware limited liability company (“TenderCo”), together with its affiliates Contrarian, Contrarian Capital Management, L.L.C. and Jon R. Bauer, has offered to purchase for cash all outstanding Class 1 units (including Class 1-O units) and Class 2 units (together, the “Units”) of the Fund on specified terms and conditions set forth in TenderCo’s Offer to Purchase, dated June 21, 2010, as amended on July 2, 2010, and in the related Agreement to Transfer and Letter of Transmittal (which together constitute the “Offer”);

WHEREAS, the Fund is required to provide a recommendation to Unit holders regarding the Offer on a Schedule 14D-9, which was filed with the Securities and Exchange Commission on July 2, 2010, as amended on July 8, 2010 (the “Schedule 14D-9”); and

WHEREAS, the Parties desire to formally evidence: (i) the agreement of Contrarian to advance funds to cover certain costs and expenses (the “Expenses”) in connection with the printing and mailing of the letter to Unit holders (the “14D-9 Letter”), which was filed as an exhibit to the Schedule 14D-9, by MAA, LLC, the court-appointed liquidating trustee for the Fund, and (ii) the obligation of the Fund to reimburse Contrarian for such Expenses.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto agree as follows:

1.           Expenses.  Contrarian hereby agrees to advance funds to cover the Expenses in a manner and at the time directed by the Fund; provided that Contrarian shall select the service provider retained to incur the Expenses.

2.           Reimbursement.  The Fund hereby agrees to reimburse Contrarian for the Expenses from the proceeds of the liquidation of the Fund’s claim against SPhinX Managed Futures Fund SPC following such liquidation.

3.           Acknowledgment.  The Fund acknowledges and agrees that neither Contrarian nor any of its affiliates is responsible for (i) the contents, accuracy or completeness of the Schedule 14D-9 or the 14D-9 Letter; (ii) the timing of the mailing of the 14D-9 Letter to Unit holders; (iii) identification of the holders of Units to whom the Schedule 14D-9  or the 14D-9 Letter is required to be mailed; or (iv) the Fund’s compliance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, as they relate to the Schedule 14D-9.

4.           Indemnification.  The Fund agrees to defend, indemnify and hold harmless Contrarian and its affiliates, and each of its and their directors, officers, employees and agents (collectively, the “Indemnified Parties”) against and in respect of any loss or liability incurred by any Indemnified Party in connection with any action or omission made in connection with Contrarian’s performance of its obligations hereunder.

5.           Authorization.  Each of the Parties has the right and power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms.  This Agreement has been duly executed and delivered by a duly authorized representative of each of the Parties, and this Agreement is a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

6.           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware.

7.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon the Parties and their successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

REFCO PUBLIC COMMODITY POOL, L.P.

By: MAA, LLC, as liquidating trustee

By:      /s/ James M. Gallagher
James M. Gallagher, Sole member

CONTRARIAN FUNDS, L.L.C.

By: CONTRARIAN CAPITAL MANAGEMENT, L.L.C.

By:     /s/ Jon R. Bauer
        Jon R. Bauer, Managing Member of
        Contrarian Capital Management, L.L.C.